UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2015

AGENUS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Robert Stein Employment Agreement

On June 30, 2015, Agenus Inc. (the “Company”) entered into an employment agreement with Dr. Robert Stein, pursuant to which Dr. Stein will continue to serve as the Company’s Chief Scientific Officer. The agreement with Dr. Stein has an initial term of one year and is extended for successive terms of one year each unless either party notifies the other at least 120 days prior to the expiration of the original or any extension term. Dr. Stein’s annual base salary will be increased to $400,000, effective July 1, 2015. Dr. Stein’s annual performance bonus target will remain unchanged at 40% of his annual base salary, with the actual amount of such bonus, if any, to be determined by the Board of Directors. Dr. Stein will also be entitled to continue to participate in the benefits and insurance programs generally available to all Company employees.

Dr. Stein’s agreement provides further that if he is terminated other than for cause or he quits as the result of a material reduction in compensation, then he will be entitled to severance as follows: (i) continuation of base salary for 12 months; (ii) continuation of medical and dental benefits for 12 months; (iii) a lump sum bonus equal to the higher of (x) Dr. Stein’s target incentive bonus for that year and (y) the actual incentive bonus paid to Dr. Stein in the last full fiscal year; and (iv) $15,000 for outplacement services.

Upon a change in control, 50% of any unvested stock options or shares of restricted stock of the Company previously granted to Dr. Stein immediately vest and become exercisable.

Dr. Stein’s agreement provides further that if he is terminated other than for cause or he quits for good reason, in either case, within 18 months following a change in control, then he will be entitled to severance as follows: (i) a lump sum payment equal to (x) 18 months of base salary plus (y) 150% of the higher of (A) Dr. Stein’s target incentive bonus for that year and (B) the actual incentive bonus paid to Dr. Stein in the last full fiscal year; (ii) continuation of medical and dental benefits for 18 months; (iii) $15,000 for outplacement services; and (iv) 100% of any stock options or shares of restricted stock of the Company previously granted to Dr. Stein immediately vest and become exercisable.

The agreement also includes non-compete and confidentiality provisions that will continue for at least 12 months following termination of employment.

The above description of Dr. Stein’s employment agreement is a summary and is qualified in its entirety by the employment agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(e) Form of Restricted Stock Unit Agreement

On June 25, 2015, the Compensation Committee of the Company’s Board of Directors approved the form of Restricted Stock Unit Agreement to be used by the Company for any awards of Restricted Stock Units under the Company’s 2009 Equity Incentive Plan, as amended. A copy of the form of Restricted Stock Unit Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on June 24, 2015 (the “Annual Meeting”).  A total of 54,377,648 shares of common stock, representing 76.06% of the shares outstanding and eligible to vote and constituting a quorum, were represented in person or by valid proxies at the Annual Meeting.  The Company’s stockholders voted on the following matters, which are described in detail in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (“SEC”) on April 30, 2015: (i) to elect Wadih Jordan and Shalini Sharp as Class III directors, each for a term of three years expiring at the Company’s 2018 Annual Meeting of Stockholders (“Proposal 1”), (ii) to approve an amendment to the Company’s 2009 Equity Incentive Plan (as amended) to increase the number of shares of common stock authorized for issuance under such plan from 10,200,000 shares to 14,200,000 shares (“Proposal 2”), (iii) to approve an amendment to the Company’s Directors’ Deferred Compensation Plan (as amended) to increase the number of shares of common stock authorized for issuance under such plan from

225,000 shares to 325,000 shares (“Proposal 3”), and (iv) to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 (“Proposal 4”).

The Company’s stockholders approved the Class III director nominees recommended for election in Proposal 1 at the Annual Meeting. The Company’s stockholders voted for Class III directors as follows:

Class III Director Nominees	For	Against	Withheld	Broker Non-Votes
Wadih Jordan	29,757,792	0	124,144	24,495,712
Shalini Sharp	20,642,486	0	9,239,450	24,495,712

The Company’s stockholders approved Proposal 2, and the Fourth Amendment to Agenus 2009 Equity Incentive Plan is filed as Exhibit 10.3 to this Current Report on Form 8-K.. The votes cast at the Annual Meeting were as follows:

For	Against	Abstain	Broker Non-Votes
27,543,993	2,253,473	84,470	24,495,712

The Company’s stockholders approved Proposal 3. The votes cast at the Annual Meeting were as follows:

For	Against	Abstain	Broker Non-Votes
27,969,571	1,794,269	118,096	24,495,712

The Company’s stockholders approved Proposal 4. The votes cast at the Annual Meeting were as follows:

For	Against	Abstain
53,644,113	168,905	564,630

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.    Description of Exhibit

10.1	Employment Agreement dated June 30, 2015 between Agenus Inc. and Dr. Robert Stein.

10.2	Form of Restricted Stock Unit Agreement for the Agenus Inc. 2009 Equity Incentive Plan, as amended.

10.3	Fourth Amendment to Agenus 2009 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2015                                AGENUS INC.

By: /s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated June 30, 2015 between Agenus Inc. and Dr. Robert Stein.

10.2	Form of Restricted Stock Unit Agreement for the Agenus Inc. 2009 Equity Incentive Plan, as amended.

10.3	Fourth Amendment to Agenus 2009 Equity Incentive Plan.